EXHIBIT 21

SUBSIDIARIES

Name	Operating Name	Ownership %	State of Incorporation

West Bank	West Bank	100%	Iowa

West Bancorporation Capital Trust I	West Bancorporation Capital Trust I	100%	Delaware